Exhibit 99.02

OG&E files rate case notice

OKLAHOMA CITY -- Oklahoma Gas and Electric Company today formally notified the Oklahoma Corporation Commission of the company’s intent to file a rate case early in 2009.

“Today’s filing is simply a matter of required procedure giving the Commission notice that we intend to file a case in approximately 45 days,” said OG&E spokesman Brian Alford. “Providing this notice gives the Commission staff time to make the necessary planning arrangements for workload and also to give them an idea of the types of expert witnesses they may need for the case.”

Alford added that while OG&E continues the process of preparing its case for the late January filing it is apparent that the company will be asking for a rate increase.

“Even though we’re still working through the details, we do know that we’ll be asking for an increase,” he said. “OG&E’s current rates are based on costs experienced in 2004. In the last 4 years, the cost of doing business has increased dramatically; labor, health care, materials and other expenses are much higher. At the same time, we’ve invested more than $700 million in new assets to ensure the reliable delivery of electricity, and those investments are not included in today’s rates.”

Alford added that it was important that the company continue to invest in Oklahoma even during the current economic slowdown.

“We must strike the right balance between continued investment and recognition of the current state of our economy,” he said. “Failing to invest in our system today will only create larger more expensive problems in the future.”

Recognizing the potential impact of a rate increase, the company outlined several customer-focused products and services that will be proposed in the January case. Some of those include low income assistance funding, new rate options for fixed income customers, energy conservation and efficiency measures, and the expansion of OG&E’s automated metering and Smart Power pilot, which would provide customers with the technology to better manage their energy costs.

The case will proceed through the first half of 2009. If an increase is approved by the Commission, customers would not see it reflected in their electric rates until August 2009 at the earliest.

OG&E, a subsidiary of Oklahoma City-based OGE Energy Corp. (NYSE: OGE), serves more than 769,000 retail electric customers in a service area spanning 30,000 square miles in Oklahoma and western Arkansas.